Exhibit 10.1

BANK OF HAWAII CORPORATION
EXECUTIVE BASE SALARY DEFERRAL PLAN

(Effective January 1, 2006)

BANK OF HAWAII CORPORATION
EXECUTIVE BASE SALARY DEFERRAL PLAN

Article 1.                                                Purpose.  This Bank of Hawaii Corporation Executive Base Salary Deferral Plan (the “Plan”) is intended to advance the interests of Bank of Hawaii Corporation (the “Company”) by providing deferred compensation benefits to selected executive officers of the Company and its subsidiaries and thereby strengthening the ability of the Company and its subsidiaries to attract and retain executive officers upon whose judgment, initiative, and efforts the successful conduct and development of the Company depend.

Article 2.                                                Effective Date and Plan Year.  This Plan is effective January 1, 2006, (the “Effective Date”).  The “Plan Year” shall be the calendar year.  However, any deferral elections in effect for a Plan Year shall apply commencing with the first payroll period commencing in the calendar year through the last payroll period commencing in the calendar year.  Example: Bank of Hawaii uses bi-weekly payroll periods.  The first payroll period in 2006 commences January 6, 2006.  The last payroll period will commence December 22, 2006, and end January 4, 2007.  Deferral elections with respect to the 2006 Plan Year apply to the payroll periods commencing January 6, 2006, and ending January 4, 2007.

Article 3.                                                Eligibility.  The Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine the executive officers of the Company and its subsidiaries who shall be eligible to participate in the Plan (the “Participants”), and such Participants shall be eligible to participate in the Plan as of the date designated by the Committee.  Participation shall be limited to a select group of management or highly compensated employees of the Company and its subsidiaries as determined by the Committee pursuant to the requirements of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”).  To participate and receive benefits under the Plan, each Participant shall agree to observe all rules and regulations established by the Committee and shall abide by all decisions of the Committee in the construction and administration of the Plan.

Article 4.                                                Administration.  The Committee shall administer the Plan in accordance with the Committee’s charter and the governance rules and procedures applicable to the Committee.  The Committee may delegate its administrative authority and responsibilities under the Plan to any officer or staff member of the Company or Bank of Hawaii (the “Bank”) or to a third-party administrator.

The Committee shall have plenary authority, in its discretion, to: (a) construe and interpret the Plan and its terms and resolve any ambiguities herein; (b) determine the amount and recipient of any payment hereunder; (c) prescribe, amend, and rescind rules and regulations; and (d) make all other determinations and do all other things necessary or appropriate for the administration of the Plan.  All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive on Participants, beneficiaries, and all other interested parties.

Article 5.                                                Base Salary Deferral Election.  By making a “Deferral Election,” a Participant may elect to defer the receipt of up to 80% of his or her base salary (less FICA taxes and other applicable payroll deductions) earned for the Plan Year.  A Participant’s Deferral Election shall be on a form (paper or electronic) approved by the Director of Human Resources of the Bank.

(a)                                  General Deferral Election Timing Rule.  To be effective for a Plan Year, the Participant’s Deferral Election must be executed and delivered to the Director of Human Resources of the Bank or a third-party administrator no later than December 31 of the year immediately preceding the Plan Year.  The Deferral Election in effect as of December 31 of the immediately preceding year shall be irrevocable as to base salary earned for the Plan Year.

(b)                                 First Year of Eligibility.  In the case of the first Plan Year in which a Participant becomes eligible to participate, the Participant may make a Deferral Election within 30 days after becoming eligible to participate, but such Deferral Election shall be effective only with respect to base salary for services performed after the date the Deferral Election form is executed and delivered to the Bank or third-party administrator.  For purposes of determining whether a Participant is newly eligible to participate, the plan aggregation rules under Section 409A of the Code apply.  This means that, if a Participant is already eligible to participate in another account balance deferred compensation plan, such as the Bank of Hawaii Retirement Savings Excess Benefit Plan, the Participant will not be treated as newly eligible with respect to this Plan.  Accordingly, the special election rule for first year of eligibility would not apply to such Participant.  Example: On December 31, 2005, Employee A is a participant in the Bank of Hawaii Retirement Savings Excess Benefit Plan.  On March 31, 2006, Employee A receives a promotion, and, in connection with the promotion, the Committee designates Employee A as being eligible to participate in this Plan.  Employee A may not make a deferral election with respect to any base salary earned in 2006, but may make an election before the end of 2006 to defer base salary in 2007.

(c)                                  Subsequent Plan Years.  There will be no evergreen elections.  A Participant must make an affirmative deferral election with respect to a Plan Year under Article 5(a).  If a Participant has not made an affirmative election by December 31 of the immediately preceding year, the Participant will be deemed to have irrevocably elected not to make a deferral for the Plan Year.

(d)                                 Cancellation of Deferral Election in the Event of Unforeseeable Emergency or Hardship Distribution from a 401(k) Plan.  In the event of an “unforeseeable emergency,” as defined in Article 8(d), prior to the Participant having a separation from service and before a distribution is made from this Plan on account of such “unforeseeable emergency,” the Participant’s Deferral Election, if any, with respect to the Plan Year shall be cancelled.  Likewise, if the Participant receives a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations, the Participant’s Deferral Election with respect to the Plan Year shall be cancelled.  Any future Deferral Elections shall be subject to the timing rule in Article 5(a).

Article 6.                                                Deferred Compensation Account.  One or more separate accounts shall be established and maintained on behalf of each Participant under the Plan (collectively, the “Account”), which shall reflect the balance of the deferred amounts credited to the Participant and the deemed investment earnings on such amounts.  The deferred amounts for each Participant shall be credited to the Participant’s Account as soon as practicable following the date such compensation would otherwise have been paid to the Participant.  The Bank or a third-party administrator shall maintain books and records that appropriately reflect the balance of the Participant’s Account.  If a Participant elects different times or forms of distribution for the amounts deferred in different Plan Years, the Bank or third-party administrator shall separately account for the different Plan Year’s deferrals.

For purposes of determining the value of the Participant’s Account, the amount allocated to the Participant’s Account shall be treated as if it were invested and reinvested in one or more investment funds or vehicles as may be designated by the Committee and thereafter directed by the Participant.  Each Account shall be appropriately increased or decreased to reflect the appreciation or depreciation in the value of the deemed investment, the net income or loss attributable to the deemed investment, and the distributions and expenses that may be charged to the Account.  The Participant agrees on behalf of the Participant and any designated beneficiary to assume all risks and responsibilities for the direction of investments in the Participant’s Account, and neither the Company, the Committee, nor any third-party service provider shall be liable for any deemed investment losses that may be incurred under the Account because of the Participant’s investment elections.  The Participant shall have no direct ownership interest in any assets representing such deemed investments.  Pursuant to Articles 12 and 13, the Participant’s Account represents a general unfunded promise to pay deferred compensation.  The Participant’s Account balance is the measure of the amount of the Participant’s deferred compensation.

Article 7.                                                Vesting.  A Participant shall have a 100% vested and nonforfeitable interest in the balance of the Participant’s Account at all times.

Article 8.                                                Time of Distribution.  Except as provided in a Participant’s election under Section 8(e) or Article 9, any deferred amount shall be distributed by December 31 of the year in which the first of the following events occurs or, if later, by the 15th day of the third month following the first to occur of the following events:

(a)                                  Six Months following Separation from Service.  The date that is six months following the Participant’s “separation from service”.  For this purpose, “separation from service” is defined by reference to Proposed Treasury Regulations Section 1.409A-1(h) and future guidance from the Internal Revenue Service (the “IRS”) and generally means termination of employment from the Company and its subsidiaries.

(b)                                 Disability.  The Participant’s “Disability”.  A Participant shall be considered “disabled” if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  In addition to the foregoing, a Participant shall be deemed “disabled” as of the date the Social Security Administration determines the Participant to be totally disabled.

(c)                                  Death.  The Participant’s death.  In the event of the death of a Participant before his of her Account has been distributed in full, the balance of the Participant’s Account shall be paid to the Participant’s designated beneficiary.  The Participant’s beneficiary may be designated or changed by the Participant (without the consent of any prior beneficiary) through written notice acceptable to the Bank’s Director of Human Resources.  Whenever a new beneficiary form is filed with the Bank, all former beneficiary designations by such Participant shall be revoked automatically.  If, upon the death of a Participant, there is no valid beneficiary designation on file with the Bank, the beneficiary of the Participant’s Account shall be the Participant’s surviving spouse or, if none, the Participant’s estate.

(d)                                 An Unforeseeable Emergency.  The occurrence of an “unforeseeable emergency,” which may occur prior to a separation from service or after a separation from service.  A Participant will be deemed to have had an “unforeseeable emergency” if the Participant suffers a severe financial hardship resulting from (1) an illness or accident of the Participant, the Participant’s spouse, or a “dependent” of the Participant, as defined in Section 152(a) of the Code; (2) loss of the Participant’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as more particularly described in Proposed Treasury Regulations Section 1.409A-3(g)(3) or future Internal Revenue Service guidance under Section 409A of the Code.  Generally, the purchase of a home or the payment of college tuition are not “unforeseeable emergencies”.  A distribution on account of “unforeseeable emergency” may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under this Plan.  In accordance with Article 5(d), before a distribution is made based on unforeseeable emergency, the Participant’s current year deferrals in this Plan, if any, shall be cancelled.  Any distribution because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, or local  income taxes or penalties reasonably anticipated to result from the distribution).  The determination of the amount reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available to the Participant because of the cancellation of the Participant’s deferral election under Article 5(d).

(e)                                  Specified Time.  At the time of making a Deferral Election for a Plan Year, a Participant may specify a time at which the amount deferred for the Plan Year will be distributed or commence to be distributed.  The specified time must be a date (e.g., “January 1, 2010”).  The specified time may not be an event, (e.g., “when my child begins college”).  If a Participant chooses a specified time, the deferred amount will be distributed at the earliest to occur of the Participant’s Disability, death, unforeseeable emergency, or specified time.  Separation from service shall have no applicability if the Participant designates a specified time.

Article 9.                                                Form of Distribution.

(a)                                  All Events other than Separation from Service or Specified Time.  For all distribution events listed in Article 8 other than separation from service or specified time, the Participant’s Account shall be paid in cash in a single lump sum.

(b)                                 Separation from Service and Specified Time.  At the time a Participant makes a Deferral Election, the Participant must elect the form of distribution for that portion of the Participant’s Account attributable to that Plan Year’s deferred compensation in the event such amount is paid on account of separation from service or because a specified time has been reached.  The Participant may choose from among the following forms of distribution:

•                                          a single lump sum payment in cash, or

•                                          annual installments over a period not to exceed 5 years (using the “declining balance method,” under which each annual installment payment is determined by multiplying the remaining Account balance by a fraction, where the numerator is one and the denominator is the remaining years in the payment period).

As part of the election with respect to separation from service, the Participant may choose to defer the commencement of payments to an anniversary of the Participant’s separation from service, so long as the benefits commence by the 5th anniversary of the Participant’s separation from service.

If a Participant elects different forms of distributions for the amounts deferred in different Plan Years, the third-party administrator shall separately account for the different Plan Year’s deferred amounts in accordance with Article 6.

Article 10.                                          Subsequent Changes to Elections as to the Time and Form of Payment.  A Participant’s election with respect to the time and form of payment following a separation from service or a specified time may be not be changed except as permitted by the Committee and provided in this Article 10.

(a)                                  Any new election must be made at least 12 months prior to the date the payment is scheduled to be paid;

(b)                                 Under the new election, payment must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid; and

(c)                                  The new election may not take effect until 12 months after the new election is made.

Installment payments are treated as a single payment for purposes of this rule with respect to subsequent changes to elections.

Example:  At the time of making a deferral election, Participant A chooses to have the deferred amount paid in five annual installments commencing August 1, 2015, (the year in which Participant A expects his first child to begin college).  In 2013, Participant A is pleased to learn that his first child has qualified for a college scholarship.  Before August 1, 2014, Participant A may elect to defer the commencement of the installments to a date no earlier than August 1, 2020.  As part of the further deferral, Participant A may change the form of distribution from installments to a lump sum.

Article 11.                                          Incapacity.  If the Committee finds that any person to whom an Account is payable under this Plan is legally, physically, or mentally incapable of personally receiving and receipting for payment, the Committee may direct that such Account be paid to any person, persons, or institutions who have custody of such person, or are providing necessities of life (including, without limitation, food, shelter, clothing, and medical, or custodial care) to such person, to the extent deemed appropriate by the Committee.  Any such payment shall constitute a full discharge of the liability of the Company to the extent thereof.

Article 12.                                          No Funding.  The amounts payable under this Plan shall be paid from the general assets of the Company, as the Company may determine, and a Participant shall have no right, title, or interest in or to investments, if any, which the Company may make to assist it in meeting its obligations under this Plan, including any deemed investments under Article 6.  Beneficial ownership of any such investments shall at all times remain in the Company.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between the Company and the Participant or any other person.  To the extent that any person acquires a right to receive a payment from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor.

The Company may establish a “rabbi trust” in order to assist the Company in satisfying its obligations under the Plan.  If a rabbi trust is established, the arrangement shall be consistent with the preceding paragraph, and the arrangement shall be subject to the following conditions: (a) the establishment and maintenance of the trust shall not cause the Plan to be other than an “unfunded” plan for purposes of the Code and Title I of ERISA; (b) the Company shall be treated as the “grantor” of the trust for purposes of Section 677 of the Code; (c) the trust shall provide that its assets will be used to satisfy claims of the Company’s general creditors in the event of the Company’s insolvency; and (d) neither the rabbi trust nor the assets of the rabbi trust shall be located or transferred outside of the United States.

Article 13.                                          Legal Status.  This Plan is intended to constitute a nonqualified deferred compensation plan that is not subject to the qualification requirements of Section 401(a) of the Code.  The Plan is also intended to be a “top-hat plan,” as described in Section 201(2) of ERISA.  Prior to the actual payment of the amounts credited to an Account, there shall be no transfer of any assets to a Participant or for the benefit of a Participant under this Plan, and the Plan is intended to confer no current benefit that would be immediately taxable to the Participant under constructive receipt or other tax principles.  The Plan has been designed to meet the requirements of Section 409A of the Code and shall be interpreted consistent with any guidance issued by U.S. Department of Treasury, including the Internal Revenue Service, under Section 409A.

Article 14.                                          Continued Employment.  Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the service of the Company as an employee or in any other capacity.

Article 15.                                          Nonassignment.  Except as provided in this Article 15, the interests of a Participant hereunder may not be sold, transferred, assigned, pledged, or hypothecated, and no Participant may borrow against his or her Account.  Notwithstanding the foregoing, if the Committee receives a “domestic relations order,” as defined in Section 414(p)(1)B) of the Code, with respect to a Participant’s Account, the Committee may direct payment of all or a portion of the Participant’s Account to an individual other than the Participant in accordance with and at the time specified by the domestic relations order.

Article 16.                                          Amendment and Termination.  The Committee may amend, modify, or terminate the Plan at any time, in its discretion.  However, no amendment, modification, or termination of the Plan shall adversely affect a Participant’s rights with respect to amounts then accrued in the Participant’s Account.

Article 17.                                          Tax Withholding.  The payment of any amount under this Plan shall be conditioned upon the satisfaction of tax withholding or other withholding liabilities under state or federal law.  The Participant shall be liable for any and all taxes applicable to payments under this Plan, and the Company shall not “gross-up” such payments for taxes.

Article 18.                                          Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board of Directors of the Company, the Company shall indemnify the members of the Committee against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action or failure to act under or in connection with the Plan, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

Article 19.                                          Claims Procedure.  Any individual (“Claimant”) who has not received benefits under the Plan that he or she believes should be paid may make a claim for such benefits as follows:

(a)                                  Written Claim.  The Claimant initiates a claim by submitting to the Committee a written claim for the benefits.

(b)                                 Timing of Committee Response.  The Committee shall respond to the Claimant within 90 days after receiving the claim.  If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.

The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

(c)                                  Notice of Decision.  If the Committee denies part or all of the claim, the Committee shall notify the Claimant in writing of such denial.  The Committee shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)                                 Review Procedure.  If the Committee denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Committee of the denial. To initiate the review, the Claimant, within 60 days after receiving the Committee’s notice of denial, must file with the Committee a written request for review.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Committee shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits. In considering the review, the Committee shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)                                  Committee Response.  The Committee shall respond in writing to the Claimant within 60 days after receiving the request for review.  If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.  The Committee shall notify the Claimant in writing of its decision on review.  The Committee shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:  (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA after exhausting all administrative claims and review procedures in this Article 19.

Article 20.                                          Successors.  All obligations of the Company under the Plan with respect to any Account hereunder shall be binding on any successor to the Company.  If the Company enters into a contract to sell all or substantially all the assets of the Company, the Company shall require the buyer to assume the obligations under this Plan.

Article 21.                                          Enforceability and Controlling Law.  If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.  Except to the extent preempted by ERISA, the provisions of this Plan shall be construed, administered, and enforced according to the laws of the State of Hawaii without giving effect to the conflict of laws principles.